PURCHASE OF MEMBERSHIP INTEREST AGREEMENT

THIS AGREEMENT is made as of the 23rd day of October, 2016

AMONG:

LEXARIA BIOSCIENCE CORP. a Nevada corporation, with its principal offices at 156 Valleyview Road, Kelowna, British Columbia, Canada V1X 3M4

(“Lexaria”)

AND:

POVIVA TEA, LLC (formerly Poppy’s Teas, LLC), a Nevada limited liability company, with its principal offices at 156 Valleyview Road, Kelowna, British Columbia, Canada V1X 3M4

(“PoViva”)

AND:

MARIAN WASHINGTON, an individual residing at 232 Marshside Drive, St. Augustine, Florida, U.S.A, 32080

(the “Washington”)

AND:

MICHELE REILLO, an individual residing at 232 Marshside Drive, St. Augustine, Florida, U.S.A, 32080

(the “Reillo”)

(Washington and Reillo are jointly and individually referred to herein as the “PoViva Members”)

WHEREAS:

A.

Lexaria and the PoViva Members (in their capacity as the then sole members and managers of Poppy’s Teas LLC) are parties to that certain Operating Agreement dated November 11, 2014, as amended, regarding the ownership and management and operation of, PoViva.

B.	Lexaria is the legal and beneficial owner of a 51% membership interest in PoViva;

C.	The PoViva Members are the legal and beneficial owner of a 49% membership interest in PoViva;

D.

Lexaria has agreed to pay the Purchase Price, and to grant the Royalty (as hereinafter defined), as of the Closing Date (as hereinafter defined) to the PoViva Members in consideration for the purchase by Lexaria from the PoViva Members of 100% of the 49% Interest at Closing; and

E.	Upon the terms and subject to the conditions set forth in this Agreement, the PoViva Members have agreed to sell the 49% Interest to Lexaria in consideration for the Purchase Price.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.               DEFINITIONS

1.1.	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)

“Affiliate” means, with respect to a party, any individual or entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company;

(b)

“Agreement” or “Purchase Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(c)

“Closing” shall mean the completion of the Transaction, in accordance with Article 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(d)

“Closing Date” shall mean October 27 2017, or such earlier or later date mutually agreed upon by the parties hereto in writing and in accordance with Section 11.6 following the satisfaction or waiver by Lexaria and the PoViva Members of the conditions precedent set out in Sections 5.1 and 5.2 respectively;

(e)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f)	“Confidential Information” shall have the meaning set out in Section 6.1 herein;

(g)	“Developments” shall have the meaning set out in Section 6.3 herein;

(h)	“Effective Date” means the date first written above;

(i)

“Intellectual Property” means means all rights and title under copyright, or trademark, and all trade-names, designs, Technical Know-How, Patents and other intellectual property rights of any kind throughout the world, whether registered or not, owned or controlled by PoViva and relating to the Patents or to the products or services of PoViva and which exist as of the Effective Date;

(j)

“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(k)	“Operating Agreement” means the Operating Agreement dated November 11, 2014, as amended, between Lexaria and Poppy’s Teas LLC;

(l)	“NPR” or “Net Profit Royalty” shall have the definition as set out in Schedule 1;

(m)	“49% Interest” shall mean 100% of all right, title and interest in and to the PoViva Shareholder’s membership interest in PoViva to be acquired by Lexaria, being a 49% membership interest;

(n)	“Party(ies)” means each Lexaria, PoViva, and the PoViva Members;

(o)

“Patents” shall mean U.S. Provisional Patent Application Serial Nos. 62/010,621 (filed June 11, 2014), 62/037,706 (filed August 15, 2014), and 62/153.835 (filed April 28, 2015) and any patents issuing therefrom in the U.S. and in non-U.S. jurisdictions, together will divisions, continuations, continuations-in-part, re- examinations, reissues, substitutions, or extensions thereof and any patents issuing therefrom in the U.S. and in non-U.S. jurisdictions;

(p)

“Personal Use License” means a non-exclusive, non-assignable, non-transferable license, for the life of the PoViva Member, to personally practice the patents for personal, non-public, non-commercial, and non-charitable purposes. Without limiting the foregoing, the scope of practice permitted by the Personal Use License shall be strictly limited to the production of comestibles incorporating the Patents by the PoViva Members, within the confines of their households, and for their personal and household consumption. The donation, gifting, sale, or other distributionof comestibles or other goods incorporating the Patents, whether for charitable or non- charitable purposes, shall be strictly outside the scope of use permitted by the Personal Use License;

(q)	“Purchase Price” shall have the meaning set out in Section 2.2;

(r)	“Transaction” shall mean the purchase of the 49% Interest by Lexaria in consideration for the payment of the Purchase Price.

1.2.	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Definition of NPR
Schedule 2		Bill of Sale

1.3        Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.               PURCHASE AND SALE OF MEMBERSHIP INTEREST

2.1.

Purchase and Sale of Membership Interest. Subject to the terms and conditions of this Agreement, PoViva and the PoViva Members hereby covenant and agree to sell, assign and transfer to Lexaria, and Lexaria hereby covenants and agrees to purchase from the PoViva Members, the 49% Interest, consisting of a 100% of the PoViva Members’s ownership interest in PoViva.

2.2.	Consideration. As consideration for the sale of the 49% Interest by the PoViva Members to Lexaria, Lexaria shall pay to them the Purchase Price payable as follows:

(a)	$70,000 to the PoViva Members ($35,000 as to Washington and $35,000 as to Reillo) within five (5) business days of the Effective Date;

2.3.

Net Profit Royalty and Personal Use License. As additional consideration to the PoViva Members for the transfer of the 49% Interest to Lexaria, and for the covenants of the PoViva Members hereunder, PoViva hereby grants to each of the PoViva Members, subject to and effective upon the Closing, the following royalty and license:

(a)	an NPR equal to 2.5% (per PoViva Member) of the Net Pofits of PoViva; and

(b)	the Personal Use License.

The Personal Use License shall expire, with respect to each PoViva Member, upon that PoViva’s Member’s death. The NPR, with respect to each PoViva Member shall expire on the earlier of: (i) the 20th anniversary of the Closing Date; and (ii) upon that PoViva’s Member’s death.

3.               REPRESENTATIONS AND WARRANTIES OF THE POVIVA MEMBERS

As of the Effective Date and as of the Closing, the PoViva Members, jointly and severally, represent and warrant to Lexaria, and acknowledge that Lexaria is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Lexaria, as follows:

3.1.

No Encumbrance. the PoViva Members shall be the legal and beneficial owner of the 49% Interest and on the date of the Closing, the PoViva Members shall transfer to Lexaria the 49% Interest, free and clear of all liens, restrictions, covenants or adverse claims of any kind or character; and

3.2.

Authority. The PoViva Members have the legal power, capacity and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the PoViva Members hereunder and to consummate the transactions contemplated hereby.

4.               REPRESENTATIONS AND WARRANTIES OF LEXARIA

As of the Closing, Lexaria represents and warrants to the PoViva Members and acknowledges that the PoViva Members are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the PoViva Members, as follows:

4.1.

Organization and Good Standing. Lexaria is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Lexaria is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Lexaria.

4.2.

Authority. Lexaria has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Lexaria Documents”) to be signed by Lexaria and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Lexaria Documents by Lexaria and the consummation by Lexaria of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Lexaria is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Lexaria Documents when executed and delivered by Lexaria as contemplated by this Agreement will be, duly executed and delivered by Lexaria and this Agreement is, and the other Lexaria Documents when executed and delivered by Lexaria, as contemplated hereby will be, valid and binding obligations of Lexaria enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3.	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Lexaria under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lexaria or any of its material property or assets;

	(b)	violate any provision of the applicable incorporation or charter documents of Lexaria; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Lexaria or any of its material property or assets.

4.4.

Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Lexaria of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

5.               CLOSING CONDITIONS

5.1.

Conditions Precedent to Closing by Lexaria. The obligation of Lexaria to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 11.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Lexaria and may be waived by Lexaria in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of PoViva and the PoViva Members set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date, as though made on and as of the Closing Date.

(b)

Performance. All of the covenants and obligations that PoViva and the PoViva Members are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the PoViva Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Lexaria, will have been executed and delivered to Lexaria.

5.2

Conditions Precedent to Closing by the PoViva Members. The obligation of the PoViva Members to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 11.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the PoViva Members and may be waived by the PoViva Members in their discretion.

(a)

Representations and Warranties. The representations and warranties of Lexaria set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date, as though made on and as of the Closing Date.

(b)

Performance. All of the covenants and obligations that Lexaria are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Lexaria must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)

Transaction Documents. This Agreement, the Lexaria Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to the PoViva Members, will have been executed and delivered by Lexaria.

6.               CONFIDENTIALITY AND MAINTENANCE OF INTELLECTUAL PROPERTY

6.1.

Maintenance of Confidential Information. The PoViva Members acknowledge that, in the course of their involvement and relationship with PoViva and Lexaria, they have created accessed, or been entrusted with information (whether oral, written or by inspection) relating to PoViva, Lexaria, or their respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, the Intellectual Property, and any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The PoViva Members acknowledges that the Confidential Information constitutes a proprietary right, which PoViva and Lexaria are entitled to protect. Accordingly the PoViva Members covenant and agree that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the PoViva Members, the PoViva Members will keep in strict confidence the Confidential Information and shall not, without prior written consent of Lexaria in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

6.2.

Exceptions. The general prohibition contained in Section 6.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

	(a)	is available to the public generally in the form disclosed;

	(b)	becomes part of the public domain through no fault of the PoViva Members; or

(c)

is compelled by applicable law to be disclosed, provided that the PoViva Members give Lexaria and PoViva prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

6.3.

Developments Any information, data, work product or any other thing or documentation whatsoever which the PoViva Members, either by themselves or in conjunction with any third party, conceive, make, develop, acquire or acquire knowledge of, during the term of this Agreement, or which the PoViva Members, either by themselves or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "Developments") during or at any time thereafter during the Term of this Agreement that incorporates, is derived from, or otherwise related to, the Patents, shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Lexaria and PoViva. Accordingly, the PoViva Members do hereby irrevocably, exclusively and absolutely assign, transfer and convey to PoViva, in perpetuity, all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by PoViva Members during the Term of this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. PoViva and Lexaria shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as PoViva and Lexaria see fit.

6.4.

Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5.

Public Announcements. The PoViva Members each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of Lexaria, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.6.

Prosecution and Maintenance of Intellectual Property. Lexaria or PoViva may, at their own expense, register, file, prosecute, and maintain the Intellectual Property in any jurisdiction(s) they so wish, in their sole discretion. The PoViva Members shall at all times use their best efforts to assist Lexaria or PoViva with the filing, prosecution, and maintenance of the Intellectual Property to the extent reasonably required by Lexaria or PoViva from time to time, provided that all reasonable and documented expenses of the PoViva Members incurred in providing such assistance shall be borne by Lexaria or PoViva.

6.7.

Enforcement of the Intellectual Property. Lexaria or PoViva shall have the sole right, but not the obligation, to enforce the Intellectual Property against any third party. The PoViva Members agree to join as a party plaintiff in any such action initiated by Lexaria of PoViva if reasonably requested by Lexaria or PoViva, at the sole cost of Lexaria or PoViva, and the PoViva Members shall use their best efforts to assist Lexaria or PoViva as reasonably requested from time to time at Lexaria’s or PoViva’s sole expense. All proceeds received as a result of prosecuting such infringement claim shall first be used to reimburse Lexaria or

PoViva for all costs and expenses associated in bringing prosecuting such infringement action. All remaining proceeds actually received as a result of prosecuting such infringement claim shall be divided by the Parties on a pro-rata basis in proportion to their respective interest in the Intellectual Property and any royalties related thereto, and provided that the PoViva Members have joined as a plaintiff in such action. Lexaria or PoViva shall be entitled to settle or resolve any infringement claim relating to the Patents without the consent of the PoViva Members.

6.8.

No Contestation. The PoViva Members or their Affiliates shall not, at any time, directly or indirectly, dispute or contest (i) the validity or enforceability of the Intellectual Property or the registration therefore; or (ii) the exclusive ownership rights of Lexaria or PoViva in and to the Intellectual Property.

6.9.

Power of Attorney.        Each of the PoViva Members hereby authorizes Lexaria, and does hereby make, constitute and appoint PoViva and Lexaria’s Affiliates, and its respective officers, agents, successors or assigns with full power of substitution, as the PoViva Member’s true and lawful attorney-in-fact, with power, in the name of Lexaria or the PoViva Member, after the occurrence and during the continuance of an Event of Default under above Section 6.6, at the option of Lexaria, and at the expense of Lexaria, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which Lexaria deems necessary to protect, preserve and realize upon the Patent, in order to effect the intent of this Agreement all as fully and effectually as the PoViva Member might or could do; and the PoViva Member hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement. Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, the PoViva Member specifically authorizes Lexaria to execute and file, in Lexaria’s name or in the PoViva Member’s name, any applications or instruments of transfer or assignment in respect of any patents, trademarks, copyrights or other intellectual property with the United States Patent and Trademark Office and the United States Copyright Office.

7.               CLOSING

7.1.

Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Lexaria or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for PoViva, the PoViva Members, and Lexaria, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2.

Closing Deliveries of PoViva and the PoViva Members. At Closing, PoViva and the PoViva Members will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Lexaria:

(a)

copies of all resolutions and/or consent actions adopted by or on behalf of the managers of PoViva or the PoViva Members, as required by the constating documents of PoViva, evidencing approval of this Agreement and the Transaction;

	(b)	share certificates or bill of sale issued to and in the name of Lexaria for the 49% Interest being acquired; and

(c)	the PoViva Members’ Documents, and any other necessary documents, each duly executed by the PoViva Members, as required to give effect to the Transaction.

7.3.	Closing Deliveries of Lexaria. At Closing, Lexaria will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to the PoViva Members:

	(a)	The cash consideration set out in Section 2.2, above.

	(b)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Lexaria evidencing approval of this Agreement and the Transaction; and

	(c)	the Lexaria Documents and any other necessary documents, each duly executed by Lexaria, as required to give effect to the Transaction.

8.               TERMINATION

8.1.	Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

	(a)	mutual agreement of Lexaria and the PoViva Members;

(b)

Lexaria, if there has been a material breach any of the PoViva Members of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the PoViva Members that is not cured, to the reasonable satisfaction of Lexaria, within ten business days after notice of such breach is given by Lexaria (except that no cure period will be provided for a breach by the PoViva Members that by its nature cannot be cured);

(c)

by election of Lexaria or the PoViva Members, if the Closing is not achieved by the Closing Date, provided that neither party may elect termination pursuant this section 8.1(c) if the failure to achieve Closing resulted solely from the electing party’s failure to satisfy its closing deliveries in accordance with Article 7 hereunder.

(d)

the PoViva Members, if there has been a material breach by Lexaria of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Lexaria that is not cured by the breaching party, to the reasonable satisfaction of the PoViva Members, within ten business days after notice of such breach is given by the PoViva Members(except that no cure period will be provided for a breach by Lexaria that by its nature cannot be cured); or

(e)

Lexaria,PoViva, or the PoViva Members if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

8.2.

Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that Article 6 (Confidentiality and Maintenance of Intellectual Property) and Article 11 (Miscellaneous Provisions) of this Agreement shall survive termination of this Agreement, and no termination of this Agreement will relieve any party of liability for any breaches of this Agreement failure to perform any obligations that occurred prior to the date of termination.

9.               TERMINATION OF OPERATING AGREEMENT AND MUTUAL RELEASE

9.1        Termination. Each Lexaria, PoViva, and the PoViva Members agree that, subject to and effective upon the Closing Date, the Operating Agreement shall terminate and be of no further force or effect.

9.2        Mutual Release. Subject to and effective upon the Closing, each Party hereby irrevocably remises, releases and forever discharges the other Party(ies) and his, her or its respective, directors, officers, shareholders, employees, agents, consultants, attorneys, affiliates and servants, and, where applicable, the heirs, executors, administrators, successors and assigns of each other from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, claims, demands and obligations whatsoever, at law or in equity, with the exception of fraud or gross negligence, which each party may have had or now have or which their assigns, receivers, receiver-managers, trustees, affiliates, and, where applicable, the heirs, executors, administrators, successors and assigns of each other hereafter can, shall or may have in regards to the Operating Agreement (the “Mutual Release”).

9.3        Exclusions. Notwithstanding the foregoing and for greater clarification, the Mutual Release described in this Article 9 does not bar any claims that may arise from facts that arise out of, or relate to, actions or omissions occurring in relation to this Agreement.

9.4        No Claims. The Parties agree that they shall neither commence nor continue any claims or proceedings against anyone in respect of anything hereby released which may result in a claim or proceedings against any other party to the Mutual Release. If any such claim or proceeding results in any claim or proceeding against another party to the Mutual Release, then the party bringing such claim or proceeding shall indemnify and save harmless the other party from all resulting liabilities, obligations and costs.

9.5        No Assignment. The Parties, and each of them, hereby represent that they are the only parties entitled to the consideration expressed in the Mutual Release, and that they have not assigned any right of action released hereby to any other firm, corporation or person.

10.             INDEMNIFICATION, REMEDIES, SURVIVAL

10.1.

Certain Definitions. For the purposes of this Article 10 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Lexaria, PoViva, or the PoViVa Members, as applicable, including damages for lost profits or lost business opportunities.

10.2.

Agreement of the PoViva Members to Indemnify. The PoViva Members will indemnify, defend, and hold harmless, to the full extent of the law, Lexaria, PoViva, and their respective directors, officers, shareholders, employees, agents, consultants, attorneys, affiliates, servants, administrators, successors and assigns by reason of, resulting from, based upon or arising out of:

(a)	any material breach by the PoViva Members of this Agreement; or

(b)	any misstatement, misrepresentation or breach of the representations and warranties made by the PoViva Members contained in or made pursuant to this Agreement.

10.3.

Agreement of Lexaria and PoViva to Indemnify. Lexaria and PoViva will indemnify, defend, and hold harmless, to the full extent of the law, the PoViva Members, and their respective heirs and assigns, from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the PoViva Members by reason of, resulting from, based upon or arising out of:

	(a)	any material breach by Lexaria or PoViva of this Agreement; or

	(b)	any misstatement, misrepresentation or breach of the representations and warranties made by Lexaria contained in or made pursuant to this Agreement.

11.             MISCELLANEOUS PROVISIONS

11.1.

Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

11.2.

Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

11.3.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

11.4.

Expenses. Each of the parties will be responsible for all costs (including, but not limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions hereby contemplated.

11.5.

Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

11.6.

Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Lexaria or PoViva at:

156 Valleyview Road
Kelowna, British Columbia
Canada V1X 3M4
Attention: Christopher Bunka

Fax:             250.765.2599
E-mail:        bossbunka@gmail.com

If to the PoViva Members:

MarianWashington
232 Marshside Drive
St. Augustine FL 32080

Fax:
E-mail:

Michele Reillo
232 Marshside Drive
St. Augustine FL 32080

Fax:
E-mail:

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

11.7.	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

11.8.	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

11.9.	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

11.10.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

11.11.

Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

11.12.	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

11.13.

Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

11.14.

Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.15.	Digital Execution. This Agreement may be executed by delivery of executed signature pages by electronic copy (scan and email, or facsimile) and such execution will be effective for all purposes.

11.16.	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LEXARIA BIOSCIENCE CORP.

Per: ____________________________________
Its: Chief Executive Officer and
Authorized Signatory

POVIVA TEA, LLC

Per: /s/ John Docherty
John Docherty
Its: Managing Member

Per: /s/ Christopher Bunka
Christopher Bunka
Its: Managing Member

Per: /s/ Michelle Reillo
Michele Reillo
Its: Managing Member

/s/Marina Washington
MARIAN WASHINGTON

/s/Michelle Reillo
MICHELE REILLO

SCHEDULE 1
TO PURCHASE AGREEMENT
AMONG LEXARIA BIOSCIENCES CORP., POVIVA LLC, AND THE POVIVA MEMBERS AS
SET OUT IN THE PURCHASE AGREEMENT

Any capitalized terms not defined in this Schedule 1 have the meaning ascribed to them in the Purchase Agreement to which this Schedule 1 is attached.

The Net Profit Royalty, or NPR reserved herein shall be subject to the following:

1.        Definitions

a.        "Gross Revenues" means the aggregate of the following revenues (without duplication) of the Products actually received by the Payor in each quarterly period:

(i)	the revenue from arm's length purchasers of all Products;

(ii)	the fair market value of all Products sold to persons not dealing at arm's length with the PoViva or its Affiliates; and

(iii)	any proceeds of insurance on Products.

b.        "Net Profits" means Gross Revenues less Permissible Deductions.

c.        “Payor” means PoViva and its Affiliates.

d.        “Permissible Deductions” means the aggregate of the following charges (without duplication) that are paid or accrued with respect to the Products in each quarterly period including all those items to determine “Net Income” as defined by US GAAP and/or IFRS accounting principles including but not limited to

(i)	cost of goods sold;

(ii)	any sums received and thereafter refunded;

(iii)	any withholding tax, sales tax, consumption tax or other applicable taxes collected in respect of the sales;

(iv)

any and all sales which are refundable until earned or forfeited (but all non-refundable advances or advances which are subject only to delivery or the passage of time shall be included in Gross Revenues);

(v)	any payments of Gross Revenues payable to any non-Affiliate of the Payor such as but not limited to third party sales commissions, etc;

(vi)	all insurance;

(vii)	all license fees or royalties; and

(viii)               all other operating expenses as defined by US GAAP and IFRS accounting principles.

e.        “Products” means all products produced by, or on behalf of, PoViva or its Affiliates, and which incorporate the technology represented by the Patents;

f.        “GAAP” means United States Generally Accepted Accounting Principles, or Canadian Generally Accepted Accounting Principles, as may be adopted by PoViva from time to time.

g.        “IFRS” means International Financial Reporting Standards, as may be adopted by PoViva from time to time.

2.        Terms of Royalty

            a.        Estimation of Royalty. The Royalty will consist of a 2.5% Net Profit Royalty calculated on a quarterly basis.

            b.        Frequency of Payment of Royalty. The Royalty shall be due and payable within forty-five (45) calendar days after the end date of each fiscal quarter of PoViva (fiscal year end is currently August 31).

            c.        Method of Making Payments. All payments required hereunder may be mailed or delivered to the royalty holder at such address designated by the recipient in writing from time to time in accordance with Section 11.6 of the Purchase Agreement. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

3.        Records and Reports

            a.        Records, Inspection and Audit. Within seventy five (75) days following the end of each fiscal year, commencing with the first fiscal year following the effectiveness of this NPR in which any Products are sold, (the Payor shall deliver to the royalty holder a statement of the Royalty paid for said fiscal year (the "Statement").

            b.        Objections. All Royalty payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless within ninety (90) days after receipt by the Royalty Holder of a Statement in respect of such Royalty payments. The Royalty Holder disputes any calculation of Royalty by delivering to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection Upon delivery of an Objection Notice, the Royalty Holder shall have the right within a period of ninety (90) days from the date of the Objection Notice, upon reasonable notice to the Payor, to inspect the Payor's books and records relating to the Royalty payments made in the applicable fiscal year and to conduct an independent audit of such books and records at its own cost and expense. All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with GAAP and/or IFRS. If such audit determines that there has been a deficiency or an excess in the Royalty payments made to the Royalty Holder in the applicable fiscal year, such deficiency or excess will be resolved by adjusting the next payment due hereunder. The Royalty Holder will pay all the costs and expenses of such audit unless a deficiency of ten (10%) percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of ten (10%) percent or more of the amount due is determined to exist.

            c.        Objections. If the Royalty Holder does not deliver an Objection Notice during the ninety (90) day period after receipt of a Statement, all payments of Royalty for the fiscal year will be considered final and in full satisfaction of all obligations of the Payor with respect thereto.

4.        Inurement

The Royalty reserved herein shall run with Patents and be binding on all subsequent owners of the Patents, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

5.           Duration

The Royalty hereunder shall be effective until the earlier of: (i) the 20th anniversary of the Closing Date (as defined therein) of the Purchase Agreement, or (ii) the death of the Royalty Recipient.

6.           No Assignment by Royalty Holder

The Royalty Holder may not transfer, pledge, mortgage, assign, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder.

SCHEDULE 2
TO PURCHASE AGREEMENT
AMONG LEXARIA BIOSCIENCES CORP., POVIVA LLC, AND THE POVIVA MEMBERS AS
SET OUT IN THE PURCHASE AGREEMENT

BILL OF SALE

TO:	LEXARIA BIOSCIENCES CORP. (the “Purchaser”)

FROM:	MARIAN WASHINGTON AND MICHELLE REILLO (jointly and severally, the “Vendor”)

            For good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the undersigned), the Vendor hereby assigns, sets over, conveys and transfers to the Purchaser all of its right, title and membership interest in and to PoViva Tea, LLC (the “Subject Interest”), and all right, title, property and claim whatsoever in respect thereof.

            TO HOLD the said Subject Interest and every part thereof, and all the right, title and interest of the Vendor therein and thereto, unto and to the use of the Purchaser.

            AND the Vendor does hereby, covenant, promise and agree with the Purchaser: THAT the Vendor is now rightfully and absolutely possessed of and entitled to the said Subject Interest and every part thereof; AND that the Vendor now has good right to assign the same unto the Purchaser, and according to the true intent and meaning of this Bill of Sale; AND that the Purchaser, shall and may from time to time, and at all times hereafter, peaceably and quietly have, hold, possess, and enjoy the said Subject Interest and every part thereof, to and for its own use and benefit, without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Vendor or any person or persons whomsoever; AND that the said Subject Interest are free and clear from all encumbrances.

            IT IS AGREED that this Bill of Sale and everything herein contained shall enure to the benefit of and be binding upon the executors, administrators and assigns or successors and assigns of the parties hereto respectively.

            The undersigned hereby agrees to execute such further documents, transfers, assignments, conveyances, consents and assurances as may be necessary to give full effect to the transactions referred to herein.

DATED as of the 25th day of October 2017

/s/Michelle Reillo	/s/Marina Washington
MICHELEE REILLO	MARIAN WASHINGTON